EXHIBIT 5:
OPINION OF COUNSEL REGARDING THE LEGALITY OF THE SHARES OF COMMON STOCK

February 19, 2002


MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Ladies and Gentlemen:

               I am the duly elected and acting Executive Vice-President, Strategic Initiatives, and General Counsel of MICROS Systems, Inc. (the "Corporation") and I have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 600,000 shares of Common Stock, par value $0.025 per share, of the Corporation (the "Common Stock") for issuance pursuant to the MICROS Systems, Inc. 1991 Stock Option Plan (the "Plan").

               In this capacity, I have examined: (i) the charter of the Corporation; (ii) the corporate proceedings authorizing the issuance of 600,000 shares of Common Stock pursuant to the Plan; (iii) the Plan; and (iv) such other documents and instruments as I have considered necessary in the rendering of the opinions hereinafter set forth.

               Based upon the foregoing, I am of the opinion that:

               1. The Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Maryland.

               2. Upon issuance of shares of Common Stock pursuant to the Plan, such shares will be validly issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement.

                                Very truly yours,

                                /s/Thomas L. Patz
                                Thomas L. Patz
                                Executive Vice-President, Strategic
                                Initiatives, and General Counsel



                                       7